Exhibit 99.1

Popular, Inc. Reports Net Income of $65.7 million for the Quarter ended June 30, 2012

  Net interest margin of 4.33% for Q2 2012 vs. 4.27% for Q1 2012
  Improvement in credit quality (excluding covered loans) continues:
    Net charge-offs fell to $98.0 million for Q2 2012 vs. $108.1 million for Q1 2012; declining for the third consecutive quarter and at the lowest level since Q1 2008
    Non-performing loans held-in-portfolio declined by $120 million, down 7% from Q1 2012 and 33% from Q3 2010 peak; lowest level since Q1 2009
    Inflows of commercial, construction, and legacy non-performing loans held-in-portfolio declined by $31 million, or 22%, from Q1 2012; down for the third consecutive quarter
  Unfavorable adjustments in the quarterly valuation of loans held-for-sale of $27.3 million in Q2 2012
  FDIC loss share income of $2.6 million in Q2 2012 vs. expense of $15.3 million in Q1 2012; mostly due to 80% mirror accounting on $19.2 million of higher provision for loan losses on covered loans for Q2 2012 vs. Q1 2012 and to the covered reimbursable expenses related mostly to construction loans
  Expense of $25.0 million recognized in Q2 2012 as a result of the early cancellation of certain short-term borrowings
  Tax benefit of $72.9 million was recognized related to the tax treatment of the loans acquired in the Westernbank FDIC-assisted transaction

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 18, 2012--Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ:BPOP) reported net income of $65.7 million for the quarter ended June 30, 2012, compared with net income of $48.4 million for the quarter ended March 31, 2012.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said: “Two consistently positive trends stand out in this quarter’s results. First, our net interest margin and our revenue-generating capacity remain strong. Second, credit metrics keep improving. The decrease of $120 million in non-performing loans marks our largest quarterly decline in this credit cycle. Despite various headwinds we are continuing our progress.”

Refer to the accompanying “Financial Supplement to Second Quarter 2012 Earnings Release” for detailed financial information and key performance ratios. Table B provides a breakdown of main categories in the income statement.

Earnings Highlights – Second Quarter 2012 compared with First Quarter 2012

	Quarter ended
(Dollars in thousands except per share information)	June 30, 2012	March 31, 2012	$ Variance
Net interest income	$341,200	$337,582	$3,618
Provision for loan losses – non-covered loans	81,743	82,514	(771)
Provision for loan losses – covered loans [1]	37,456	18,209	19,247
Net interest income after provision for loan losses	222,001	236,859	(14,858)
FDIC loss share income (expense)	2,575	(15,255)	17,830
Other non-interest income	91,149	139,163	(48,014)
Operating expenses	327,879	296,167	31,712
(Loss) income before income tax	(12,154)	64,600	(76,754)
Income tax (benefit) expense	(77,893)	16,192	(94,085)
Net income	$65,739	$48,408	$17,331
Net income applicable to common stock	$64,809	$47,477	$17,332
Net income per common share - basic and diluted [2]	$0.63	$ 0.46	$0.17
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

[2] Per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

Main events for the quarter ended June 30, 2012

  The results for the second quarter of 2012 reflect a tax benefit of $72.9 million related to the tax treatment of the loans acquired in the Westernbank FDIC-assisted transaction (the “Acquired Loans”). In June 2012, the Puerto Rico Department of the Treasury (the “P.R. Treasury”) and the Corporation entered into a Closing Agreement (the “Closing Agreement”) to clarify that those Acquired Loans are a capital asset and any gain resulting from such loans will be taxed at the capital gain tax rate of 15% instead of the ordinary income tax rate of 30%, thus reducing the deferred tax liability on the estimated gain and recognizing an income tax benefit for accounting purposes during the quarter. As part of the Closing Agreement, the Corporation prepaid to the P.R. Treasury the estimated tax of $72.9 million related to these estimated capital gains. The effective tax rate for the Corporation’s Puerto Rico banking operations for 2012 is estimated at 20%.
  During the second quarter of 2012, negative valuation adjustments on commercial and construction loans held-for-sale of approximately $34.7 million were recognized by Banco Popular de Puerto Rico (“BPPR”). The quarterly valuation analyses of the outstanding loans held-for-sale, which considered the impact of recent appraisals and market indicators, resulted in an unfavorable adjustment of $27.3 million for the current quarter. Also, there were $7.4 million in additional unfavorable valuation adjustments, mostly from the reclassification of certain loans from loans held-for-sale to other real estate. As of June 30, 2012, commercial and construction loans held-for-sale in the BPPR reportable segment amounted to $177 million.
  During the quarter ended June 30, 2012, the Corporation recognized a loss on the early extinguishment of debt of $25.0 million related to the early termination of $350 million in outstanding repurchase agreements (“repos”) with contractual maturities between March 2014 and May 2014, with an average cost of 4.36%. The Corporation anticipates replacing these repos with short-term borrowings at current market rates.
  In early May 2012, the Corporation received a $131 million cash dividend from its investment in EVERTEC’s parent company. As a result of the dividend, the Corporation’s equity investment balance in the entity was reduced by the amount of the dividend and stands at $62 million as of quarter-end. The Corporation’s participation interest in the entity was 48.5% as of quarter-end.
  During the quarter ended June 30, 2012, approximately $273 million in performing mortgage loans were acquired by Banco Popular North America (“BPNA”) and $225 million in performing consumer loans by BPPR.
  The Company announced that it now expects to earn between $210 million and $225 million for 2012. This is a higher nominal range than the $185 million to $200 million range previously disclosed. However, after excluding the three unusual events of the quarter (i.e., the tax benefit, the expense on the early extinguishment of high-cost repos and the negative valuation adjustments on loans held for sale) the range is $10 million less than previously disclosed.

Net interest income

  The net interest margin was 4.33% for the second quarter of 2012, compared with 4.27% for the first quarter of 2012. The increase in net interest income of $3.6 million for the second quarter of 2012, compared with the first quarter of 2012, was principally due to a higher yield on the covered loan portfolio and a lower average balance and cost of interest-bearing deposits, partially offset by a lower yield on investment securities and a reduction in the yield of non-covered loans. Refer to Table D for detailed information on average financial condition balances and an analysis of yield / rates by main categories.
  The increase in interest income on loans was mostly due to an increase in the interest derived from covered loans by $4.3 million, or 69 basis points. This increase was primarily attributable to a commercial single loan pool accounted for under ASC 310-30 that was paid off in the second quarter of 2012 and its remaining discount was accreted into interest income.
  Additionally, there was an increase of $2.3 million in interest income in the non-covered mortgage loan portfolio, which was mainly associated with higher volumes driven by loan purchases by BPNA during the second quarter of 2012.
  The decrease in interest income on non-covered construction loans of $3.1 million was principally related to the Corporation’s U.S. mainland operations’ full recovery of certain large loan relationships during the first quarter of 2012 that had been in non-accrual.
  The decrease in interest income on consumer loans of $1.5 million was mainly related to the credit cards portfolio due to a combination of lower average balances and lower blended rates.
  The Corporation’s interest expense on deposits decreased by $3.2 million, or 5 basis points, reflecting the continuing progress in repricing the Corporation’s deposit base and a decrease in the average balance of deposits, mainly in retail certificates of deposit and brokered certificates of deposit.
  Additionally, the interest expense on short-term borrowings, including repos, declined $0.5 million, as the Corporation used available liquid funds to repay short-term debt.
  The BPPR reportable segment recorded $298.5 million in net interest income for the quarter ended June 30, 2012, compared with $290.1 million for the quarter ended March 31, 2012. The net interest margin was 5.07% for the second quarter of 2012, compared with 4.90% for the first quarter of the current year. The increase in net interest income was principally due to higher interest income from the covered loan portfolio by $4.3 million as previously explained, coupled with the reduction in the interest expense on deposits due to lower volumes and a reduction in the average cost from 0.87% for the first quarter of 2012 to 0.81% for the second quarter of 2012.
  The BPNA reportable segment recorded $69.6 million in net interest income for the quarter ended June 30, 2012, compared with $74.1 million for the quarter ended March 31, 2012. The net interest margin was 3.55% for the second quarter of 2012, compared with 3.78% for the first quarter of the current year. The decrease in net interest income was principally related to the commercial and construction loan portfolios’ lower volumes and to the previously mentioned interest recovery related to certain large loan relationships collected during the first quarter, partially offset by higher mortgage loan volume related to purchases during the second quarter of 2012.

Provision for loan losses

  The provision for loan losses for the quarter ended June 30, 2012 amounted to $119.2 million, an increase of $18.5 million when compared with the first quarter of 2012, mainly related to the covered loan portfolio. The ratio of total allowance for loan losses to loans held-in-portfolio stood at 3.10% as of June 30, 2012, compared with 3.25% as of March 31, 2012.
  The provision for loan losses for the non-covered loan portfolio amounted to $81.7 million, relatively unchanged from the first quarter of 2012. The current quarter provision for loan losses reflected lower net charge-offs and reductions in the allowance for loan losses, mainly from the commercial, legacy and consumer loan portfolios as a result of continued improvement in credit trends. These improvements were in part offset by higher loss trends in the residential mortgage loan portfolio in the BPPR reportable segment coupled with a lower reserve release, compared to the first quarter of 2012, as the first quarter included a net benefit of $24.8 million from the enhancements to the Corporation’s allowance for loan losses methodology. The increase in the residential mortgage loan loss trends was principally related to the implementation of a revised charge-off policy during the first quarter of 2012.
  The provision for loan losses on the covered loan portfolio, which increased by $19.2 million, was primarily driven by loans accounted for pursuant to ASC 310-30. The provision for loan losses for loans accounted under ASC 310-30 amounted to $28.2 million for the quarter ended June 30, 2012, compared with $11.4 million for the first quarter of 2012. The increase of $16.8 million in the provision for loan losses on these loans was prompted by credit losses in excess of those originally estimated at the acquisition date, related to certain commercial and construction loan pools. The provision for loan losses related to loans accounted under ASC 310-20 amounted to $9.2 million for the quarter ended June 30, 2012, compared with $6.8 million for the first quarter of 2012. Net charge-offs on these covered loans accounted for under ASC 310-20 amounted to $29.6 million, an increase of $25.3 million from the first quarter of 2012. This increase in net charge-offs was mainly related to the receipt of discounted pay-offs from two particular relationships, for which impaired amounts were reserved in prior periods.

Non-interest income

Non-interest income for the quarter ended June 30, 2012 decreased by $30.2 million compared with the quarter ended March 31, 2012. The principal unfavorable variances were in the following categories of the income statement included in Exhibit B:

  Net loss on sale of loans, including unfavorable valuation adjustments on loans held-for-sale, totaled $15.4 million for the second quarter of 2012, compared with a net gain of $15.5 million for the first quarter of 2012. The negative variance of $30.9 million, compared with the first quarter, was principally due to valuation adjustments on loans held-for-sale from the quarterly valuation analysis of $27.3 million.
  Higher trading account losses by $5.1 million primarily due to higher realized losses on derivatives in the mortgage banking business, that are economically offset by higher gains on securitization transactions, but which benefits are recorded in the net gain (loss) on sale of loans category.
  Other service fees decreased by $4.0 million, mostly due to a quarter-over-quarter unfavorable variance in mortgage servicing fees of $6.6 million, primarily from higher unfavorable valuation adjustments, partially offset by an increase in credit card fees of $1.7 million mainly as a result of higher interchange fees from increased customer purchasing activity. Refer to Table F in the Financial Supplement for a breakdown of other service fees.
  The category of other operating income in Table B shows a decrease of $5.7 million mostly due to lower income from investments accounted for under the equity method principally driven by a quarter-over-quarter negative variance of $7.7 million from the equity pick-up from PRLP 2011 Holdings, LLC, which holds the commercial and construction loans sold by BPPR during 2011, of which BPPR retained a 24.9% equity participation. Partially offsetting this unfavorable variance was a gain of $2.5 million from the sale of the wholesale indirect general agency property and casualty business of Popular Insurance during the second quarter of 2012.
  The above unfavorable variances in non-interest income were partially offset by FDIC loss share income of $2.6 million recognized in the second quarter of 2012, compared with FDIC loss share expense of $15.3 million for the first quarter of 2012. This variance was principally associated with the increase of $19.2 million in the provision for loan losses on covered loans and with the recognition of $10.7 million mirror offset of reimbursable loan-related expenses from the FDIC under the loss sharing agreements, partially offset by higher amortization of the loss share asset mainly due to a reduction in expected losses and as a result of the pay-off of a single loan pool during the quarter. Refer to Table O for financial information on the covered loans and the composition of the FDIC loss share income (expense).

Operating expenses

Operating expenses increased by $31.7 million for the second quarter of 2012 compared with the first quarter of 2012. Refer to Table B which provides a breakdown of operating expenses by main categories. The principal favorable variances were as follows:

  Higher loss on early extinguishment of debt by $25.0 million primarily related to the previously mentioned cancellation of certain high-cost repos by BPPR.
  Higher business promotion expenses by $4.1 million mostly from credit card reward programs and other retail product promotional campaigns in Puerto Rico and from BPNA’s New York Region’s rebranding efforts concentrated in the second quarter.
  Higher professional fees by $4.0 million, mainly from appraisal services, credit collection efforts through attorneys and consulting fees, including services related to strategic projects to achieve efficiencies, such as the redesigning of credit lending and administration processes.
  The category of other operating expenses in Table B shows an increase of $18.8 million, which was mainly driven by the following factors: lower credits to the provision for unfunded credit commitments by $4.4 million in the second quarter of 2012, compared with the first quarter of 2012, mainly due to decreases in the funding rate and a lower magnitude of improvements in the potential loss expectations than in the previous quarter; and to costs associated with the collection efforts of the covered loan portfolio. Under the loss share agreements, 80% of certain expenses are reimbursable by the FDIC and although the related expenses are reflected in this category, the 80% offset to these expenses is recorded in the income statement category of FDIC loss share income (expense) in non-interest income, as previously indicated.

These unfavorable variances were partially offset by a decrease in the category of other real estate owned costs by $11.8 million and in personnel costs by $5.2 million.

  The variance in the category of other real estate owned costs, which considers gains (losses) on sale of properties and fair value write-downs from valuation assessments, was principally due to higher gains on the sale of commercial and construction real estate properties by $10.6 million, including sales by BPPR and BPNA.
  Personnel costs decreased by $5.2 million, as shown in Table B, principally due to a decrease in the category of salaries by $1.0 million; pension, postretirement and medical insurance costs by $2.3 million; and in other personnel costs by $3.5 million. These favorable variances were partially offset by an increase in commissions, incentives and other bonuses of $1.6 million, mostly from an increase in fees from the sale and administration of investment products from the retail business at Popular Securities.

The decrease in the salaries category was mainly related to a reduction in base salaries for full-time equivalent employees (FTEs). Pension, postretirement and medical insurance costs were lower in the current quarter mainly due to a reduction in medical and life insurance costs. The decrease in other personnel costs was principally due to the recognition in the first quarter of 2012 of severance accruals related to a voluntary employee exit program as part of the Corporation’s efficiency efforts and to lower payroll taxes.

FTEs were 8,093 as of June 30, 2012, compared with 8,329 as of December 31, 2011 and 8,074 as of March 31, 2012.

Income taxes

Income tax benefit amounted to $77.9 million for the quarter ended June 30, 2012, compared with an income tax expense of $16.2 million for the first quarter of 2012. The positive variance in income tax was principally related to the previously mentioned tax benefit of $72.9 million from the Closing Agreement with the P.R. Treasury and to lower taxable income in the Corporation’s Puerto Rico operations for the second quarter of 2012.

Credit Quality

Most credit quality metrics continued to demonstrate positive trends driven by actions taken by the Corporation to address problem loans and mitigate the overall credit risk.

  Net charge-offs, excluding covered loans, for the quarter ended June 30, 2012 decreased by $10.1 million, when compared with the quarter ended March 31, 2012. Annualized net charge-offs to average non-covered loans held-in-portfolio decreased 20 basis points, from 2.13% for the quarter ended March 31, 2012 to 1.93% for the quarter ended June 30, 2012. The reduction was principally due to lower net charge-offs from the commercial loan portfolio in the BPPR and BPNA reportable segments by $14.7 million. Refer to Table J for further information on the Corporation’s net charge-offs and related ratios.
  Non-performing loans held-in-portfolio, excluding covered loans, decreased by $120 million from March 31, 2012 to June 30, 2012. The decrease was mostly attributed to reductions from the commercial, legacy and mortgage loan portfolios. As of June 30, 2012, non-performing commercial loans held-in-portfolio in the BPPR and BPNA reportable segments decreased by $30 million and $22 million, respectively, when compared with March 31, 2012. Non-performing legacy loans decreased by $24 million when compared with the prior quarter. Non-performing mortgage loans held-in-portfolio as of June 30, 2012 amounted to $633 million, a decrease of $34 million compared with March 31, 2012. The decrease was driven by non-performing loans from the residential mortgage loan portfolio of the BPPR reportable segment, prompted by higher levels of troubled debt restructured (“TDRs”) loans returning to accrual status, and a slowdown in the inflows of non-performing loans. Refer to Table I for the activity in non-performing loans, excluding covered loans and loans held-for-sale.
  The allowance for loan losses to loans held-in-portfolio ratio, excluding covered loans, stood at 3.14% as of June 30, 2012 compared with 3.25% as of March 31, 2012. The general and specific reserves related to non-covered loans amounted to $561 million and $88 million, respectively, as of June 30, 2012, compared with $589 million and $76 million, respectively, as of March 31, 2012. The decrease in the general reserve component was mainly driven by lower loss trends in the commercial, legacy and consumer loan portfolios, primarily reflecting the improvements in the credit environment. Nonetheless, the residential mortgage loan portfolio of the BPPR reportable segment required higher allowance levels mainly due to higher specific reserves for loans restructured under the Corporation’s loss mitigation program. Refer to Tables H through M for detailed credit quality information, including the activity in the allowance for loan losses.

Refer to the section below for explanations on the main variances.

BPPR Reportable Segment

  The provision for loan losses for non-covered loans of the BPPR reportable segment totaled $66.4 million, or 98.55% of net charge-offs, for the second quarter of 2012, relatively unchanged when compared with $67.8 million for the first quarter of 2012. The provision for loan losses for the quarter ended June 30, 2012 reflected lower net-charge offs and reductions in the allowance for loans losses for the commercial and consumer loan portfolios, when compared with the first quarter of 2012. These favorable variances were in part offset by higher loss trends for the residential mortgage portfolio and a lower reserve release, compared to the first quarter of 2012, as the first quarter included a net benefit of $7.1 million from the enhancements to the Corporation’s allowance for loan losses methodology.
  Net charge-offs related to non-covered loans amounted to $67.4 million, or 1.85% of annualized net charge-offs to average non-covered loans held-in-portfolio for the quarter ended June 30, 2012, compared to $73.7 million or 2.01%, respectively, for the quarter ended March 31, 2012. This decrease was principally driven by lower net charge-offs from the commercial loan portfolio of $9.0 million attributed to lower levels of problem loans. This favorable variance in net charge-offs was partly offset by an increase of $2.6 million from the residential mortgage loan portfolio, primarily due to the revised charge-off policy implemented during the first quarter of 2012.
  Non-performing loans held-in-portfolio of the BPPR reportable segment, excluding covered loans, decreased by $68 million as of June 30, 2012, when compared with March 31, 2012. The decrease in non-performing loans at the BPPR reportable segment was mainly driven by a reduction in the commercial and mortgage loan portfolios by $30 million and $33 million, respectively. The reduction in the commercial non-performing loans was mainly associated with problem loan resolutions and a decline in the inflows to non-performing status. The decrease in the non-performing residential mortgage loans was mainly due to higher levels of TDRs returning to accrual status, after complying with six months of satisfactory payment.
  At June 30, 2012, the allowance for loan losses for non-covered loans of the BPPR reportable segment totaled $447 million or 2.99% of non-covered loans held–in-portfolio, essentially at the same level as the first quarter of 2012. The allowance for loan losses reflected a decrease in the general reserve component, mainly due to lower loss trends in the commercial and consumer loan portfolios. This improvement was offset by higher reserve requirements for the residential mortgage loan portfolio due to a higher net charge-off trend, coupled with higher specific reserves for loans restructured under loss mitigation programs. Refer to Table L for information on the allowance for loan losses of the Corporation’s Puerto Rico operations.

BPNA Reportable Segment

  The provision for loan losses for the BPNA reportable segment amounted to $15.3 million, or 50.08% of net charge-offs, for the second quarter of 2012, compared with $14.7 million or 42.74% of net charge-offs for the first quarter of 2012. The provision for loan losses remained relatively flat, as the effect of lower net charge offs for the second quarter of 2012 was offset by a lower reserve release, compared with the first quarter of 2012, as the first quarter included the positive impact of $17.7 million of the enhancements to the Corporation’s allowance for loan losses methodology.
  Net charge-offs for the quarter ended June 30, 2012 decreased by $3.9 million, when compared with the quarter ended March 31, 2012. Annualized net charge-offs to average loans held-in-portfolio decreased 28 basis points, from 2.43% for the quarter ended March 31, 2012 to 2.15% for the quarter ended June 30, 2012. As previously mentioned, the decrease in net charge-offs was mainly observed in the commercial loan portfolio, prompted by higher recoveries during the quarter and by the continued credit stabilization at the BPNA reportable segment.
  Non-performing loans held-in-portfolio at the BPNA reportable segment amounted to $287 million as of June 30, 2012, a decrease of $52 million compared with March 31, 2012. The decrease was mainly driven by reductions in the commercial and legacy loan portfolios of $22 million and $24 million, respectively. This decrease in non-performing loans was the result of problem loan resolutions, loan sales, a reduction in the inflows of non-performing loans, and charge-offs.
  At June 30, 2012, the allowance for loan losses for the BPNA reportable segment totaled $202 million or 3.51% of loans held-in-portfolio, compared with $217 million or 3.87% of loans held- in-portfolio at March 31, 2012. The decline in the allowance for loan losses was primarily driven by a reduction of $15 million in the general reserve component, when compared to March 31, 2012 mainly due to lower loss trends, as the U.S. mainland continues to reflect improved credit performance. Refer to Table M for information on the allowance for loan losses of the BPNA reportable segment.

Financial Condition Highlights – June 30, 2012 compared to March 31, 2012

  Total assets amounted to $36.6 billion as of June 30, 2012, compared with $37.0 billion as of March 31, 2012. Refer to Table C for a detailed presentation of the Corporation’s Consolidated Statements of Condition.
  Total loans held-in-portfolio amounted to $24.7 billion as of June 30, 2012 and March 31, 2012. Refer to Table G for a breakdown by loan categories. The decrease of $265 million in non-covered commercial loans held-in-portfolio from March 31, 2012 to June 30, 2012 was mostly associated with the cancellation and repayment of certain commercial lines of credit in Puerto Rico and charge-offs during the current quarter. The decrease in the commercial loan portfolio was offset in part by an increase in mortgage loans held-in-portfolio principally due to (i) mortgage loan purchases at BPNA during the second quarter of 2012 of approximately $273 million (unpaid principal balance), and (ii) loans purchased and originated at the Corporation’s Puerto Rico operations. The increase in consumer loans held-in-portfolio of $231 million from March 31, 2012 to June 30, 2012 was mainly due to a purchase of consumer loans by BPPR for approximately $225 million (unpaid principal balance). The decline in total covered loans of $205 million was principally due to collections and to charge-offs in the second quarter of 2012 of $58.5 million.
  Deposits amounted to $27.4 billion as of June 30, 2012, compared with $27.2 billion as of March 31, 2012. Table G presents a breakdown of deposits by major categories. The increase in demand deposits from March 31, 2012 to June 30, 2012 of $366 million was principally related to public funds. The decrease in non-brokered time deposits of $237 million was primarily from retail certificates of deposit. Total brokered deposits amounted to $3.1 billion as of June 30, 2012, compared with $2.9 billion as of March 31, 2012.
  The Corporation’s borrowings amounted to $3.6 billion as of June 30, 2012, compared with $4.7 billion as of March 31, 2012. The decrease in borrowings was principally in repos by approximately $0.7 billion mostly associated with the previously mentioned early extinguishment of debt and use of available funds to repay short-term debt.
  Stockholders’ equity was $4.0 billion as of June 30, 2012 and March 31, 2012. Refer to Table A for capital ratios and Table N for Non-GAAP reconciliations.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; (ix) the impact of the Dodd-Frank Act on our businesses, business practice and cost of operations; and (x) additional Federal Deposit Insurance Corporation assessments. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 37th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

Popular will hold a conference call to discuss the financial results on Wednesday, July 18, 2012 at 10:30 a.m. Eastern time. The call will be broadcast live over the Internet and can be accessed through the investor relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 866-804-6926 or 857-350-1672. The conference code is 45836565.

A replay of the webcast will be archived in Popular’s website during the respective period. A telephone replay will be available from 5 p.m. on Wednesday, July 18, 2012 at 888-286-8010 or 617-801-6888. The replay passcode is 95455273.

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

Table F - Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - BANCO POPULAR DE PUERTO RICO

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - BANCO POPULAR NORTH AMERICA

Table N - Reconciliation to GAAP Financial Measures

Table O - Financial Information - Westernbank Covered Loans

POPULAR, INC.
Financial Supplement to Second Quarter 2012 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarter ended	Quarter ended	Quarter ended	Six months ended	Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Net income per common share:
Basic and diluted [1]	$0.63	$0.46	$1.07	$1.10	$1.16

Average common shares outstanding [1]	102,295,113	102,341,805	102,122,591	102,318,459	102,138,020
Average common shares outstanding - assuming dilution [1]	102,410,618	102,494,500	102,189,614	102,479,530	102,254,320
Common shares outstanding at end of period [1]	102,824,323	102,711,707	102,397,790	102,824,323	102,397,790

Market value per common share [1]	$16.61	$20.50	$27.60	$16.61	$27.60

Market Capitalization --- (In millions)	$1,708	$2,106	$2,826	$1,708	$2,826

Return on average assets	0.73%	0.53%	1.14%	0.63%	0.63%

Return on average common equity	6.94%	5.16%	12.02%	6.05%	6.66%

Net interest margin [2]	4.33%	4.27%	4.48%	4.30%	4.32%

Common equity per share [1]	$38.62	$38.14	$38.22	$38.62	$38.22

Tangible common book value per common share (non-GAAP) [1]	$31.74	$31.23	$31.37	$31.74	$31.37

Tangible common equity to tangible assets (non-GAAP)	9.09%	8.83%	8.36%	9.09%	8.36%

Tier 1 risk-based capital [3]	16.31%	16.51%	15.21%	16.31%	15.21%

Total risk-based capital [3]	17.59%	17.79%	16.49%	17.59%	16.49%

Tier 1 leverage [3]	11.09%	11.10%	10.16%	11.09%	10.16%

Tier 1 common equity to risk-weighted assets (non-GAAP) [3]	12.29%	12.53%	11.52%	12.29%	11.52%

[1] All share and per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.
[2] Not on a taxable equivalent basis.
[3] Capital ratios for the current quarter are estimates.

POPULAR, INC.
Financial Supplement to Second Quarter 2012 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
	Quarter ended	Quarter ended	Variance	Quarter ended	Variance	Six months ended	Six months ended
(In thousands, except per share information)	June 30,	March 31,	Q2 2012 vs.	June 30,	Q2 2012 vs.	June 30,	June 30,
	2012	2012	Q1 2012	2011	Q2 2011	2012	2011
Interest income:
Loans	$389,342	$387,942	$1,400	$442,460	$(53,118)	$777,284	$865,835
Money market investments	964	948	16	926	38	1,912	1,873
Investment securities	43,813	45,070	(1,257)	53,723	(9,910)	88,883	106,098
Trading account securities	5,963	5,891	72	9,790	(3,827)	11,854	18,544
Total interest income	440,082	439,851	231	506,899	(66,817)	879,933	992,350
Interest expense:
Deposits	48,514	51,679	(3,165)	70,672	(22,158)	100,193	147,551
Short-term borrowings	13,044	13,583	(539)	13,719	(675)	26,627	27,734
Long-term debt	37,324	37,007	317	47,966	(10,642)	74,331	99,164
Total interest expense	98,882	102,269	(3,387)	132,357	(33,475)	201,151	274,449
Net interest income	341,200	337,582	3,618	374,542	(33,342)	678,782	717,901
Provision for loan losses - non-covered loans	81,743	82,514	(771)	95,712	(13,969)	164,257	155,474
Provision for loan losses - covered loans	37,456	18,209	19,247	48,605	(11,149)	55,665	64,162
Net interest income after provision for loan losses	222,001	236,859	(14,858)	230,225	(8,224)	458,860	498,265
Service charges on deposit accounts	46,130	46,589	(459)	46,802	(672)	92,719	92,432
Other service fees	62,027	66,039	(4,012)	58,307	3,720	128,066	116,959
Net loss on sale and valuation adjustments of investment securities	(349)	-	(349)	(90)	(259)	(349)	(90)
Trading account (loss) profit	(7,283)	(2,143)	(5,140)	874	(8,157)	(9,426)	375
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale
	(15,397)	15,471	(30,868)	(12,782)	(2,615)	74	(5,538)
Adjustments (expense) to indemnity reserves on loans sold	(5,398)	(3,875)	(1,523)	(9,454)	4,056	(9,273)	(19,302)
FDIC loss share income (expense)	2,575	(15,255)	17,830	38,670	(36,095)	(12,680)	54,705
Fair value change in equity appreciation instrument	-	-	-	578	(578)	-	8,323
Other operating income	11,419	17,082	(5,663)	1,255	10,164	28,501	40,664
Total non-interest income	93,724	123,908	(30,184)	124,160	(30,436)	217,632	288,528
Operating expenses:
Personnel costs
Salaries	75,881	76,899	(1,018)	76,698	(817)	152,780	150,489
Commissions, incentives and other bonuses	14,359	12,726	1,633	11,995	2,364	27,085	21,918
Pension, postretirement and medical insurance	16,114	18,425	(2,311)	12,810	3,304	34,539	24,795
Other personnel costs, including payroll taxes	9,982	13,441	(3,459)	9,456	526	23,423	19,897
Total personnel costs	116,336	121,491	(5,155)	110,959	5,377	237,827	217,099
Net occupancy expenses	24,963	24,162	801	25,957	(994)	49,125	50,543
Equipment	10,900	11,341	(441)	10,761	139	22,241	22,797
Other taxes	12,074	13,438	(1,364)	14,623	(2,549)	25,512	26,595
Professional fees	52,127	48,105	4,022	49,479	2,648	100,232	96,167
Communications	6,645	7,131	(486)	7,188	(543)	13,776	14,398
Business promotion	16,980	12,850	4,130	11,332	5,648	29,830	21,192
FDIC deposit insurance	22,907	24,926	(2,019)	27,682	(4,775)	47,833	45,355
Loss on early extinguishment of debt	25,072	69	25,003	289	24,783	25,141	8,528
Other real estate owned (OREO)	2,380	14,165	(11,785)	6,440	(4,060)	16,545	8,651
Credit and debit card processing, volume, interchange and other	4,960	4,681	279	4,206	754	9,641	8,150
Other operating expenses	30,004	11,215	18,789	10,629	19,375	41,219	32,864
Amortization of intangibles	2,531	2,593	(62)	2,255	276	5,124	4,510
Total operating expenses	327,879	296,167	31,712	281,800	46,079	624,046	556,849
(Loss) income before income tax	(12,154)	64,600	(76,754)	72,585	(84,739)	52,446	229,944
Income tax (benefit) expense	(77,893)	16,192	(94,085)	(38,100)	(39,793)	(61,701)	109,127
Net income	$65,739	$48,408	$17,331	$110,685	$(44,946)	$114,147	$120,817
Net income applicable to common stock	$64,809	$47,477	$17,332	$109,754	$(44,945)	$112,286	$118,956
Net income per common share - basic [1]	$0.63	$0.46	$0.17	$1.07	$(0.44)	$1.10	$1.16
Net income per common share - diluted [1]	$0.63	$0.46	$0.17	$1.07	$(0.44)	$1.10	$1.16
[1] Per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
	June 30,	March 31,	June 30,	Q2 2012 vs.
(In thousands)	2012	2012	2011	Q1 2012
Assets:
Cash and due from banks	$515,338	$472,806	$587,965	$42,532
Money market investments	949,828	1,304,263	1,383,892	(354,435)
Trading account securities, at fair value	417,469	404,293	785,842	13,176
Investment securities available-for-sale, at fair value	5,076,797	5,138,616	5,389,491	(61,819)
Investment securities held-to-maturity, at amortized cost	124,646	124,372	129,910	274
Other investment securities, at lower of cost or realizable value	174,287	195,708	174,560	(21,421)
Loans held-for-sale, at lower of cost or fair value	364,537	361,596	509,046	2,941
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	20,665,809	20,478,674	20,657,694	187,135
Loans covered under loss sharing agreements with the FDIC	4,016,330	4,221,788	4,616,575	(205,458)
Less: Allowance for loan losses	(766,030)	(803,264)	(746,847)	37,234
Total loans held-in-portfolio, net	23,916,109	23,897,198	24,527,422	18,911
FDIC loss share asset	1,631,594	1,880,357	2,445,256	(248,763)
Premises and equipment, net	527,027	533,545	537,870	(6,518)
Other real estate not covered under loss sharing agreements with the FDIC	226,629	193,768	162,419	32,861
Other real estate covered under loss sharing agreements with the FDIC	125,093	110,559	74,803	14,534
Accrued income receivable	122,320	126,568	141,980	(4,248)
Mortgage servicing assets, at fair value	155,711	156,331	162,619	(620)
Other assets	1,577,794	1,439,532	1,393,843	138,262
Goodwill	647,757	647,911	647,318	(154)
Other intangible assets	59,243	61,798	54,186	(2,555)
Total assets	$36,612,179	$37,049,221	$39,108,422	$(437,042)
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$5,578,487	$5,366,420	$5,364,004	$212,067
Interest bearing	21,836,293	21,831,316	22,596,425	4,977
Total deposits	27,414,780	27,197,736	27,960,429	217,044
Federal funds purchased and assets sold under agreements to repurchase	1,426,636	2,113,557	2,570,322	(686,921)
Other short-term borrowings	316,200	751,200	151,302	(435,000)
Notes payable	1,877,583	1,843,754	3,423,286	33,829
Other liabilities	1,555,743	1,175,903	1,039,015	379,840
Total liabilities	32,590,942	33,082,150	35,144,354	(491,208)
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,028	10,276	10,242	(9,248)
Surplus	4,127,216	4,116,710	4,097,909	10,506
Accumulated deficit	(100,440)	(165,249)	(228,372)	64,809
Treasury stock	(144)	(1,041)	(642)	897
Accumulated other comprehensive loss (income)	(56,583)	(43,785)	34,771	(12,798)
Total stockholders’ equity	4,021,237	3,967,071	3,964,068	54,166
Total liabilities and stockholders’ equity	$36,612,179	$37,049,221	$39,108,422	$(437,042)

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
($ amounts in millions; yields not on a taxable equivalent basis)	June 30, 2012			March 31, 2012			June 30, 2011			Q2 2012 vs Q1 2012			Q2 2012 vs Q2 2011
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$6,819	$50.7	2.98%	$6,761	$52.0	3.07%	$7,617	$64.4	3.39%	$58	($1.3)	(0.09)%	($798)	($13.7)	(0.41)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	10,237	126.2	4.96	10,444	126.5	4.87	11,023	137.2	4.99	(207)	(0.3)	0.09	(786)	(11.0)	(0.03)
Construction	495	3.4	2.78	523	6.5	5.03	804	2.7	1.34	(28)	(3.1)	(2.25)	(309)	0.7	1.44
Mortgage	5,713	77.8	5.44	5,464	75.5	5.53	5,124	81.5	6.36	249	2.3	(0.09)	589	(3.7)	(0.92)
Consumer	3,640	91.1	10.07	3,661	92.6	10.17	3,610	92.3	10.26	(21)	(1.5)	(0.10)	30	(1.2)	(0.19)
Lease financing	546	11.8	8.65	555	12.0	8.67	583	12.9	8.85	(9)	(0.2)	(0.02)	(37)	(1.1)	(0.20)
Total loans not covered under loss sharing agreements with the FDIC	20,631	310.3	6.04	20,647	313.1	6.09	21,144	326.6	6.19	(16)	(2.8)	(0.05)	(513)	(16.3)	(0.15)
Loans covered under loss sharing agreements with the FDIC	4,129	79.1	7.69	4,292	74.8	7.00	4,686	115.9	9.91	(163)	4.3	0.69	(557)	(36.8)	(2.22)
Total loans	24,760	389.4	6.31	24,939	387.9	6.25	25,830	442.5	6.87	(179)	1.5	0.06	(1,070)	(53.1)	(0.56)
Total interest earning assets	31,579	$440.1	5.59%	31,700	$439.9	5.57%	33,447	$506.9	6.07%	(121)	$0.2	0.02%	(1,868)	($66.8)	(0.48)%
Allowance for loan losses	(777)			(802)			(713)			25			(64)
Other non-interest earning assets	5,415			5,658			6,047			(243)			(632)
Total average assets	$36,217			$36,556			$38,781			($339)			($2,564)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,555	$6.2	0.45%	$5,246	$6.1	0.47%	$5,353	$8.4	0.63%	$309	$0.1	(0.02)%	$202	($2.2)	(0.18)%
Savings	6,562	6.2	0.38	6,507	6.3	0.39	6,257	10.0	0.64	55	(0.1)	(0.01)	305	(3.8)	(0.26)
Time deposits	9,752	36.1	1.49	10,291	39.3	1.54	10,990	52.3	1.91	(539)	(3.2)	(0.05)	(1,238)	(16.2)	(0.42)
Total interest bearing deposits	21,869	48.5	0.89	22,044	51.7	0.94	22,600	70.7	1.25	(175)	(3.2)	(0.05)	(731)	(22.2)	(0.36)
Borrowings	4,165	50.4	4.85	4,365	50.6	4.65	6,486	61.7	3.81	(200)	(0.2)	0.20	(2,321)	(11.3)	1.04
Total interest bearing liabilities	26,034	98.9	1.52	26,409	102.3	1.55	29,086	132.4	1.82	(375)	(3.4)	(0.03)	(3,052)	(33.5)	(0.30)
Net interest spread			4.07%			4.02%			4.25%			0.05%			(0.18)%
Non-interest bearing deposits	5,309			5,213			5,044			96			265
Other liabilities	1,067			1,181			939			(114)			128
Stockholders' equity	3,807			3,753			3,712			54			95
Total average liabilities and stockholders' equity	$36,217			$36,556			$38,781			($339)			($2,564)

Net interest income / margin non-taxable equivalent basis		$341.2	4.33%		$337.6	4.27%		$374.5	4.48%		$3.6	0.06%		($33.3)	(0.15)%

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE
(Unaudited)

	Six months ended			Six months ended
($ amounts in millions; yields not on a taxable equivalent basis)	June 30, 2012			June 30, 2011			Variance
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$6,790	$102.6	3.03%	$7,543	$126.5	3.36%	($753)	($23.9)	(0.33)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	10,341	252.7	4.91	11,139	276.3	5.00	(798)	(23.6)	(0.09)
Construction	508	10.0	3.94	834	6.0	1.45	(326)	4.0	2.49
Mortgage	5,589	153.2	5.48	4,939	152.8	6.19	650	0.4	(0.71)
Consumer	3,651	183.7	10.12	3,639	186.1	10.31	12	(2.4)	(0.19)
Lease financing	550	23.8	8.66	587	26.2	8.93	(37)	(2.4)	(0.27)
Total loans not covered under loss sharing agreements with the FDIC	20,639	623.4	6.07	21,138	647.4	6.16	(499)	(24.0)	(0.09)
Loans covered under loss sharing agreements with the FDIC	4,210	153.9	7.34	4,750	218.5	9.26	(540)	(64.6)	(1.92)
Total loans	24,849	777.3	6.28	25,888	865.9	6.73	(1,039)	(88.6)	(0.45)
Total interest earning assets	31,639	$879.9	5.58%	33,431	$992.4	5.97%	(1,792)	($112.5)	(0.39)%
Allowance for loan losses	(789)			(742)			(47)
Other non-interest earning assets	5,536			6,086			(550)
Total average assets	$36,386			$38,775			($2,389)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,400	$12.3	0.46%	$5,166	$17.3	0.67%	$234	($5.0)	(0.21)%
Savings	6,535	12.4	0.38	6,249	22.6	0.73	286	(10.2)	(0.35)
Time deposits	10,022	75.5	1.51	11,063	107.7	1.96	(1,041)	(32.2)	(0.45)
Total interest bearing deposits	21,957	100.2	0.92	22,478	147.6	1.32	(521)	(47.4)	(0.40)
Borrowings	4,265	100.9	4.74	6,615	126.9	3.85	(2,350)	(26.0)	0.89
Total interest bearing liabilities	26,222	201.1	1.54	29,093	274.5	1.90	(2,871)	(73.4)	(0.36)
Net interest spread			4.04%			4.07%			(0.03)%
Non-interest bearing deposits	5,261			4,985			276
Other liabilities	1,123			1,042			81
Stockholders' equity	3,780			3,655			125
Total average liabilities and stockholders' equity	$36,386			$38,775			($2,389)

Net interest income / margin non-taxable equivalent basis		$678.8	4.30%		$717.9	4.32%		($39.1)	(0.02)%

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table F - Other Service Fees
(Unaudited)

	Quarters ended			Variance	Variance
	June 30,	March 31,	June 30,	Q2 2012 vs.	Q2 2012 vs.
(In thousands)	2012	2012	2011	Q1 2012	Q2 2011
Other service fees:
Debit card fees	$9,411	$9,165	$13,795	$246	$(4,384)
Insurance fees	12,063	12,390	12,208	(327)	(145)
Credit card fees	14,268	12,559	11,792	1,709	2,476
Sale and administration of investment products	9,645	8,889	7,657	756	1,988
Mortgage servicing fees, net of fair value adjustments	6,335	12,931	2,269	(6,596)	4,066
Trust fees	4,069	4,081	4,110	(12)	(41)
Processing fees	1,639	1,774	1,740	(135)	(101)
Other fees	4,597	4,250	4,736	347	(139)
Total other service fees	$62,027	$66,039	$58,307	$(4,012)	$3,720

	Six months ended		Variance
	June 30,	June 30,	2012 vs.
(In thousands)	2012	2011	2011
Other service fees:
Debit card fees	$18,576	$26,720	$(8,144)
Insurance fees	24,453	24,134	319
Credit card fees	26,827	22,368	4,459
Sale and administration of investment products	18,534	14,787	3,747
Mortgage servicing fees, net of fair value adjustments	19,266	8,529	10,737
Trust fees	8,150	7,605	545
Processing fees	3,413	3,437	(24)
Other fees	8,847	9,379	(532)
Total other service fees	$128,066	$116,959	$11,107

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(in thousands)	June 30, 2012	March 31, 2012	June 30, 2011	Q2 2012 vs. Q1 2012	Q2 2012 vs. Q2 2011
Loans not covered under FDIC loss sharing agreements:
Commercial	$9,602,815	$9,868,242	$10,072,883	$(265,427)	$(470,068)
Construction	249,743	236,579	267,902	13,164	(18,159)
Legacy [1]	509,829	603,874	811,074	(94,045)	(301,245)
Lease financing	537,917	543,314	564,289	(5,397)	(26,372)
Mortgage	5,899,973	5,591,745	5,347,512	308,228	552,461
Consumer	3,865,532	3,634,920	3,594,034	230,612	271,498
Total non-covered loans held-in-portfolio	20,665,809	$20,478,674	$20,657,694	$187,135	$8,115
Loans covered under FDIC loss sharing agreements	4,016,330	4,221,788	4,616,575	(205,458)	(600,245)
Total loans held-in-portfolio	$24,682,139	$24,700,462	$25,274,269	$(18,323)	$(592,130)
Loans held-for-sale:
Commercial	18,072	$24,879	$57,998	$(6,807)	$(39,926)
Construction	160,102	206,246	340,687	(46,144)	(180,585)
Legacy [1]	425	1,115	-	(690)	425
Mortgage	185,938	129,356	110,361	56,582	75,577
Total loans held-for-sale	364,537	361,596	509,046	2,941	(144,509)
Total loans	$25,046,676	$25,062,058	$25,783,315	$(15,382)	$(736,639)
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Deposits - Ending Balances
				Variance
(In thousands)	June 30, 2012	March 31, 2012	June 30, 2011	Q2 2012 vs. Q1 2012	Q2 2012 vs. Q2 2011
Demand deposits [1]	$6,379,289	$6,013,009	$6,285,171	$366,280	$94,118
Savings, NOW and money market deposits (non-brokered)	11,031,476	11,048,140	10,724,099	(16,664)	307,377
Savings, NOW and money market deposits (brokered)	433,694	212,996	50,000	220,698	383,694
Time deposits (non-brokered)	6,950,063	7,186,826	8,179,689	(236,763)	(1,229,626)
Time deposits (brokered CDs)	2,620,258	2,736,765	2,721,470	(116,507)	(101,212)
Total deposits	$27,414,780	$27,197,736	$27,960,429	$217,044	$(545,649)
[1] Includes interest and non-interest bearing deposits.

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	June 30, 2012	As a percentage of loans HIP by category	March 31, 2012	As a percentage of loans HIP by category	June 30, 2011	As a percentage of loans HIP by category	Q2 2012 vs. Q1 2012	Q2 2012 vs. Q2 2011
Non-accrual loans:
Commercial	$767,201	8.0%	$818,678	8.3%	$739,772	7.3%	$(51,477)	$27,429
Construction	67,538	27.0	69,470	29.4	118,823	44.4	(1,932)	(51,285)
Legacy [1]	54,730	10.7	79,077	13.1	124,479	15.3	(24,347)	(69,749)
Lease financing	5,046	0.9	5,673	1.0	4,205	0.7	(627)	841
Mortgage	632,899	10.7	667,217	11.9	587,987	11.0	(34,318)	44,912
Consumer	34,665	0.9	41,688	1.1	49,424	1.4	(7,023)	(14,759)
Total non-performing loans held-in-portfolio, excluding covered loans
	1,562,079	7.6%	1,681,803	8.2%	1,624,690	7.9%	(119,724)	(62,611)
Non-performing loans held-for-sale [2]	178,652		232,293		399,869		(53,641)	(221,217)
Other real estate owned (“OREO”), excluding covered OREO
	226,629		193,768		162,419		32,861	64,210
Total non-performing assets, excluding covered assets
	1,967,360		2,107,864		2,186,978		(140,504)	(219,618)
Covered loans and OREO	209,793		203,254		89,782		6,539	120,011
Total non-performing assets	$2,177,153		$2,311,118		$2,276,760		$(133,965)	$(99,607)
Accruing loans past due 90 days or more [3]	$322,893		$328,757		$325,980		$(5,864)	$(3,087)
Ratios excluding covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio
	7.56%		8.21%		7.86%
Allowance for loan losses to loans held-in-portfolio
	3.14		3.25		3.34
Allowance for loan losses to non-performing loans, excluding held-for-sale

	41.52		39.53		42.45
Ratios including covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio
	6.67%		7.18%		6.49%
Allowance for loan losses to loans held-in-portfolio
	3.10		3.25		2.95
Allowance for loan losses to non-performing loans, excluding held-for-sale	46.52		45.27		45.55
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.
[2] Non-performing loans held-for-sale as of June 30, 2012 consisted of $160 million in construction loans, $18 million in commercial loans and $53 thousand in mortgage loans (March 31, 2012 - $206 million, $26 million and $53 thousand, respectively; June 30, 2011 - $341 million, $58 million, and $1 million, respectively).
[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to nonperforming since the principal repayment is insured. These balances include $48 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of June 30, 2012.

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended June 30, 2012			Quarter ended March 31, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning Balance NPLs	$620,916	$197,762	$818,678	$631,171	$198,921	$830,092
Plus:
New non-performing loans	63,963	31,317	95,280	86,446	30,608	117,054
Advances on existing non-performing loans	-	145	145	-	227	227
Loans transferred from held-for-sale	-	4,933	4,933	-	-	-
Less:
Non-performing loans transferred to OREO	(10,043)	(16,633)	(26,676)	(5,481)	(10,434)	(15,915)
Non-performing loans charged-off	(36,698)	(15,385)	(52,083)	(37,924)	(15,121)	(53,045)
Loans returned to accrual status / loan collections	(47,085)	(25,224)	(72,309)	(53,296)	(6,439)	(59,735)
Loans transferred to held-for-sale	-	(767)	(767)	-	-	-
Ending balance NPLs	$591,053	$176,148	$767,201	$620,916	$197,762	$818,678

Construction loans held-in-portfolio:
	Quarter ended June 30, 2012			Quarter ended March 31, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning Balance NPLs	$56,247	$13,223	$69,470	$53,859	$42,427	$96,286
Plus:
New non-performing loans	833	-	833	6,372	-	6,372
Advances on existing non-performing loans	145	204	349	-	125	125
Less:
Non-performing loans charged-off	(1,000)	-	(1,000)	(371)	(1,380)	(1,751)
Loans returned to accrual status / loan collections	(691)	(1,423)	(2,114)	(3,613)	(17,617)	(21,230)
Loans transferred to held-for-sale	-	-	-	-	(10,332)	(10,332)
Ending balance NPLs	$55,534	$12,004	$67,538	$56,247	$13,223	$69,470

Mortgage loans held-in-portfolio:
	Quarter ended June 30, 2012			Quarter ended March 31, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning Balance NPLs	$633,517	$33,700	$667,217	$649,279	$37,223	$686,502
Plus:
New non-performing loans	177,849	6,476	184,325	186,510	6,256	192,766
Less:
Non-performing loans transferred to OREO	(19,423)	(3,107)	(22,530)	(21,573)	(1,064)	(22,637)
Non-performing loans charged-off	(20,575)	(2,128)	(22,703)	(20,427)	(3,496)	(23,923)
Loans returned to accrual status / loan collections	(171,286)	(2,124)	(173,410)	(160,272)	(5,219)	(165,491)
Ending balance NPLs	$600,082	$32,817	$632,899	$633,517	$33,700	$667,217

Legacy loans held-in-portfolio:
	Quarter ended June 30, 2012			Quarter ended March 31, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning Balance NPLs	$-	$79,077	$79,077	$-	$75,660	$75,660
Plus:
New non-performing loans	-	8,355	8,355	-	17,373	17,373
Advances on existing non-performing loans	-	1	1	-	16	16
Less:
Non-performing loans transferred to OREO	-	(65)	(65)	-	(3,370)	(3,370)
Non-performing loans charged-off	-	(8,271)	(8,271)	-	(8,489)	(8,489)
Loans returned to accrual status / loan collections	-	(9,797)	(9,797)	-	(1,441)	(1,441)
Loans transferred to held-for-sale	-	(14,570)	(14,570)	-	(672)	(672)
Ending balance NPLs	$-	$54,730	$54,730	$-	$79,077	$79,077

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended					Quarter ended					Quarter ended
	June 30,					March 31,					June 30,
(Dollars in thousands)	2012		2012	2012		2012		2012	2012		2011		2011	2011
Allowance for loan losses:	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total
Balance at beginning of period	$664,768		$138,496	$803,264		$690,363		$124,945	$815,308		$727,346		$9,159	$736,505
Provision for loan losses	81,743		37,456	119,199		82,514		18,209	100,723		95,712		48,605	144,317
	746,511		175,952	922,463		772,877		143,154	916,031		823,058		57,764	880,822
Net loans charged-off (recovered):
BPPR
Commercial	28,564		34,652	63,216		37,518		4,102	41,620		49,923		263	50,186
Construction	985		15,187	16,172		(371)		264	(107)		(5,944)		-	(5,944)
Lease financing	8		-	8		154		-	154		632		-	632
Mortgage	14,810		4,085	18,895		12,226		203	12,429		7,151		-	7,151
Consumer	23,055		4,533	27,588		24,131		89	24,220		27,363		332	27,695
Total BPPR	67,422		58,457	125,879		73,658		4,658	78,316		79,125		595	79,720

BPNA
Commercial	11,132			11,132		16,865			16,865		18,854			18,854
Construction	(4)			(4)		166			166		491			491
Lease financing	-			-		-			-		-			-
Legacy [1]	5,459			5,459		3,558			3,558		17,373			17,373
Mortgage	3,371			3,371		5,228			5,228		4,030			4,030
Consumer	10,596			10,596		8,634			8,634		13,507			13,507
Total BPNA	30,554			30,554		34,451			34,451		54,255			54,255
Total loans charged-off (recovered) - Popular, Inc.	97,976		58,457	156,433		108,109		4,658	112,767		133,380		595	133,975
Net write-downs (recoveries) related to loans transferred to loans held-for-sale	-		-	-		-		-	-		-		-	-
Balance at end of period	$648,535		$117,495	$766,030		$664,768		$138,496	$803,264		$689,678		$57,169	$746,847

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio
	1.93%			2.56%		2.13%			1.83%		2.59%			2.12%
Provision for loan losses to net charge-offs	0.83	x		0.76	x	0.76	x		0.89	x	0.72	x		1.08	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio
	1.85%			2.69%		2.01%			1.65%		2.21%			1.68%
Provision for loan losses to net charge-offs	0.99	x		0.83	x	0.92	x		1.10	x	0.89	x		1.50	x

BPNA
Annualized net charge-offs to average loans held-in-portfolio
				2.15%					2.43%					3.45%
Provision for loan losses to net charge-offs				0.50	x				0.43	x				0.46	x

[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

June 30, 2012
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$6,830	$434	$99	$59,723	$766	$19,656	$87,508
Impaired loans	[1]	$495,032	$61,007	$29,289	$510,659	$5,528	$133,857	$1,235,372
Specific ALLL to impaired loans	[1]	1.38%	0.71%	0.34%	11.70%	13.86%	14.68%	7.08%
General ALLL		$289,934	$8,708	$43,912	$90,099	$2,191	$126,183	$561,027
Loans held-in-portfolio, excluding impaired loans	[1]	$9,107,783	$188,736	$480,540	$5,389,314	$532,389	$3,731,675	$19,430,437
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	3.18%	4.61%	9.14%	1.67%	0.41%	3.38%	2.89%
Total ALLL		$296,764	$9,142	$44,011	$149,822	$2,957	$145,839	$648,535
Total non-covered loans held-in-portfolio	[1]	$9,602,815	$249,743	$509,829	$5,899,973	$537,917	$3,865,532	$20,665,809
ALLL to loans held-in-portfolio	[1]	3.09%	3.66%	8.63%	2.54%	0.55%	3.77%	3.14%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of June 30, 2012, the general allowance on the covered loans amounted to $103 million, while the specific reserve amounted to $14 million.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

March 31, 2012
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$12,998	$1,013	$765	$40,946	$1,344	$18,990	$76,056
Impaired loans	[1]	$552,152	$64,149	$47,731	$450,754	$5,412	$138,200	$1,258,398
Specific ALLL to impaired loans	[1]	2.35%	1.58%	1.60%	9.08%	24.83%	13.74%	6.04%
General ALLL		$300,581	$8,120	$53,960	$84,533	$3,623	$137,895	$588,712
Loans held-in-portfolio, excluding impaired loans	[1]	$9,316,090	$172,430	$556,143	$5,140,991	$537,902	$3,496,720	$19,220,276
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	3.23%	4.71%	9.70%	1.64%	0.67%	3.94%	3.06%
Total ALLL		$313,579	$9,133	$54,725	$125,479	$4,967	$156,885	$664,768
Total non-covered loans held-in-portfolio	[1]	$9,868,242	$236,579	$603,874	$5,591,745	$543,314	$3,634,920	$20,478,674
ALLL to loans held-in-portfolio	[1]	3.18%	3.86%	9.06%	2.24%	0.91%	4.32%	3.25%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of March 31, 2012, the general allowance on the covered loans amounted to $106 million, while the specific reserve amounted to $32 million.

Variance June 30, 2012 versus March 31, 2012
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL		$(6,168)	$(579)	$(666)	$18,777	$(578)	$666	$11,452
Impaired loans		$(57,120)	$(3,142)	$(18,442)	$59,905	$116	$(4,343)	$(23,026)

General ALLL		$(10,647)	$588	$(10,048)	$5,566	$(1,432)	$(11,712)	$(27,685)
Loans held-in-portfolio, excluding impaired loans		$(208,307)	$16,306	$(75,603)	$248,323	$(5,513)	$234,955	$210,161

Total ALLL		$(16,815)	$9	$(10,714)	$24,343	$(2,010)	$(11,046)	$(16,233)
Total non-covered loans held-in-portfolio		$(265,427)	$13,164	$(94,045)	$308,228	$(5,397)	$230,612	$187,135

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - BANCO POPULAR DE PUERTO RICO
(Unaudited)

As of June 30, 2012
Banco Popular de Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$5,497	$434	$44,708	$766	$19,564	$70,969
General ALLL non-covered loans	198,349	7,030	75,631	2,191	92,387	375,588
ALLL - non-covered loans	203,846	7,464	120,339	2,957	111,951	446,557
Specific ALLL covered loans	14,278	-	-	-	-	14,278
General ALLL covered loans	61,314	23,628	11,617	-	6,658	103,217
ALLL - covered loans	75,592	23,628	11,617	-	6,658	117,495
Total ALLL	$279,438	$31,092	$131,956	$2,957	$118,609	$564,052
Loans held-in-portfolio:
Impaired non-covered loans	$378,660	$49,003	$457,359	$5,528	$131,495	$1,022,045
Non-covered loans held-in-portfolio, excluding impaired loans	5,784,620	152,761	4,356,862	532,389	3,067,554	13,894,186
Non-covered loans held-in-portfolio	6,163,280	201,764	4,814,221	537,917	3,199,049	14,916,231
Impaired covered loans	76,695	-	-	-	-	76,695
Covered loans held-in-portfolio, excluding impaired loans	2,254,481	469,765	1,116,476	-	98,913	3,939,635
Covered loans held-in-portfolio	2,331,176	469,765	1,116,476	-	98,913	4,016,330
Total loans held-in-portfolio	$8,494,456	$671,529	$5,930,697	$537,917	$3,297,962	$18,932,561

As of March 31, 2012
Banco Popular de Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$11,115	$1,013	$27,096	$1,344	$18,887	$59,455
General ALLL non-covered loans	210,214	5,658	69,411	3,623	99,175	388,081
ALLL - non-covered loans	221,329	6,671	96,507	4,967	118,062	447,536
Specific ALLL covered loans	32,489	-	-	-	-	32,489
General ALLL covered loans	57,581	29,727	10,517	-	8,182	106,007
ALLL - covered loans	90,070	29,727	10,517	-	8,182	138,496
Total ALLL	$311,399	$36,398	$107,024	$4,967	$126,244	$586,032
Loans held-in-portfolio:
Impaired non-covered loans	$402,097	$51,023	$396,854	$5,412	$135,745	$991,131
Non-covered loans held-in-portfolio, excluding impaired loans	6,027,572	124,745	4,363,491	537,902	2,815,758	13,869,468
Non-covered loans held-in-portfolio	6,429,669	175,768	4,760,345	543,314	2,951,503	14,860,599
Impaired covered loans	85,855	-	-	-	-	85,855
Covered loans held-in-portfolio, excluding impaired loans	2,345,846	532,433	1,150,996	-	106,658	4,135,933
Covered loans held-in-portfolio	2,431,701	532,433	1,150,996	-	106,658	4,221,788
Total loans held-in-portfolio	$8,861,370	$708,201	$5,911,341	$543,314	$3,058,161	$19,082,387

Variance June 30, 2012 versus March 31, 2012
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$(5,618)	$(579)	$17,612	$(578)	$677	$11,514
General ALLL non-covered loans	(11,865)	1,372	6,220	(1,432)	(6,788)	(12,493)
ALLL - non-covered loans	(17,483)	793	23,832	(2,010)	(6,111)	(979)
Specific ALLL covered loans	(18,211)	-	-	-	-	(18,211)
General ALLL covered loans	3,733	(6,099)	1,100	-	(1,524)	(2,790)
ALLL - covered loans	(14,478)	(6,099)	1,100	-	(1,524)	(21,001)
Total ALLL	$(31,961)	$(5,306)	$24,932	$(2,010)	$(7,635)	$(21,980)
Loans held-in-portfolio:
Impaired non-covered loans	$(23,437)	$(2,020)	$60,505	$116	$(4,250)	$30,914
Non-covered loans held-in-portfolio, excluding impaired loans	(242,952)	28,016	(6,629)	(5,513)	251,796	24,718
Non-covered loans held-in-portfolio	(266,389)	25,996	53,876	(5,397)	247,546	55,632
Impaired covered loans	(9,160)	-	-	-	-	(9,160)
Covered loans held-in-portfolio, excluding impaired loans	(91,365)	(62,668)	(34,520)	-	(7,745)	(196,298)
Covered loans held-in-portfolio	(100,525)	(62,668)	(34,520)	-	(7,745)	(205,458)
Total loans held-in-portfolio	$(366,914)	$(36,672)	$19,356	$(5,397)	$239,801	$(149,826)

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - BANCO POPULAR NORTH AMERICA
(Unaudited)

As of June 30, 2012
Banco Popular North America
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$1,333	$-	$99	$15,015	$92	$16,539
General ALLL	91,585	1,678	43,912	14,468	33,796	185,439
Total ALLL	$92,918	$1,678	$44,011	$29,483	$33,888	$201,978
Loans held-in-portfolio:
Impaired loans	$116,372	$12,004	$29,289	$53,300	$2,362	$213,327
Loans held-in-portfolio, excluding impaired loans	3,323,163	35,975	480,540	1,032,452	664,121	5,536,251
Total loans held-in-portfolio	$3,439,535	$47,979	$509,829	$1,085,752	$666,483	$5,749,578

As of March 31, 2012
Banco Popular North America
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$1,883	$-	$765	$13,850	$103	$16,601
General ALLL	90,367	2,462	53,960	15,122	38,720	200,631
Total ALLL	$92,250	$2,462	$54,725	$28,972	$38,823	$217,232
Loans held-in-portfolio:
Impaired loans	$150,055	$13,126	$47,731	$53,900	$2,455	$267,267
Loans held-in-portfolio, excluding impaired loans	3,288,518	47,685	556,143	777,500	680,962	5,350,808
Total loans held-in-portfolio	$3,438,573	$60,811	$603,874	$831,400	$683,417	$5,618,075

Variance June 30, 2012 versus March 31, 2012
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$(550)	$-	$(666)	$1,165	$(11)	$(62)
General ALLL	1,218	(784)	(10,048)	(654)	(4,924)	(15,192)
Total ALLL	$668	$(784)	$(10,714)	$511	$(4,935)	$(15,254)
Loans held-in-portfolio:
Impaired loans	$(33,683)	$(1,122)	$(18,442)	$(600)	$(93)	$(53,940)
Loans held-in-portfolio, excluding impaired loans	34,645	(11,710)	(75,603)	254,952	(16,841)	185,443
Total loans held-in-portfolio	$962	$(12,832)	$(94,045)	$254,352	$(16,934)	$131,503

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)		June 30, 2012	March 31, 2012	June 30, 2011
Total stockholders’ equity		$4,021,237	$3,967,071	$3,964,068
Less: Preferred stock		(50,160)	(50,160)	(50,160)
Less: Goodwill		(647,757)	(647,911)	(647,318)
Less: Other intangibles		(59,243)	(61,798)	(54,186)
Total tangible common equity		$3,264,077	$3,207,202	$3,212,404
Total assets		$36,612,179	$37,049,221	$39,108,422
Less: Goodwill		(647,757)	(647,911)	(647,318)
Less: Other intangibles		(59,243)	(61,798)	(54,186)
Total tangible assets		$35,905,179	$36,339,512	$38,406,918
Tangible common equity to tangible assets		9.09%	8.83%	8.36%
Common shares outstanding at end of period [1]		102,824,323	102,711,707	102,397,790
Tangible book value per common share [1]		$31.74	$31.23	$31.37
[1] All share and per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

(In thousands)		June 30, 2012	March 31, 2012	June 30, 2011
Common stockholders’ equity		$3,971,077	$3,916,911	$3,913,908
Less: Unrealized gains on available-for-sale securities, net of tax	[1]	(181,207)	(196,878)	(188,171)
Less: Disallowed deferred tax assets	[2]	(392,960)	(257,440)	(271,139)
Less: Intangible assets:
Goodwill		(647,757)	(647,911)	(647,318)
Other disallowed intangibles		(22,241)	(26,149)	(22,596)
Less: Aggregate adjusted carrying value of all non-financial equity investments		(1,256)	(1,175)	(1,540)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges	[3]	208,015	211,747	125,605
Total Tier 1 common equity		$2,933,671	$2,999,105	$2,908,749

[1] In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

[2] Approximately $151 million of the Corporation’s $573 million of net deferred tax assets at June 30, 2012 (March 31, 2012 - $138 million and $424 million, respectively; June 30, 2011 - $96 million and $362 million, respectively), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $393 million of such assets at June 30, 2012 (March 31, 2012 - $257 million; June 30, 2011 - $271 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $29 million of the Corporation’s other net deferred tax assets at June 30, 2012 (March 31, 2012 - $29 million; June 30, 2011 - $5 million) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

[3] The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Popular, Inc.
Financial Supplement to Second Quarter 2012 Earnings Release
Table O - Financial Information - Westernbank Covered Loans
(Unaudited)

Revenues:
	Quarter ended
(In thousands)	June 30, 2012	March 31, 2012	Variance
Interest income on covered loans	$79,094	$74,764	$4,330
FDIC loss share income (expense):
Amortization of indemnification asset	(37,413)	(29,375)	(8,038)
80% mirror accounting on credit impairment losses [1]	29,426	13,422	16,004
80% mirror accounting on discount accretion on unfunded commitments	(248)	(248)	-
80% mirror accounting on reimbursable expenses	10,663	1,805	8,858
Other	147	(859)	1,006
Total FDIC loss share income (expense)	2,575	(15,255)	17,830
Other non-interest income	310	310	-
Total revenues	81,979	59,819	22,160
Provision for loan losses	37,456	18,209	19,247
Total revenues less provision for loan losses	$44,523	$41,610	$2,913

[1] Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Quarterly average assets:
	Quarter ended
(In millions)	June 30, 2012	March 31, 2012	Variance
Covered loans	$4,129	$4,292	$(163)
FDIC loss share asset	1,700	1,903	(203)

Activity in the carrying amount and accretable yield of covered loans accounted for under ASC 310-30:

	Quarter ended		Quarter ended
	June 30, 2012		March 31, 2012
(In thousands)	Accretable yield	Carrying amount of loans	Accretable yield	Carrying amount of loans
Beginning balance	$1,542,519	$3,894,905	$1,470,259	$4,036,471
Accretion	(73,988)	73,988	(69,337)	69,337
Changes in expected cash flows	106,319		141,597
Collections / charge-offs		(253,381)		(210,903)
Ending balance	1,574,850	3,715,512	1,542,519	3,894,905
Allowance for loan losses - ASC 310-30 covered loans		(93,971)		(94,559)
Ending balance, net of allowance for loan losses	$1,574,850	$3,621,541	$1,542,519	$3,800,346

Activity in the carrying amount of the FDIC indemnity asset:

		Quarter ended		Quarter ended
(In thousands)		June 30, 2012		March 31, 2012
Balance at beginning of period		$1,880,357		$1,915,128
Amortization		(37,413)		(29,375)
Credit impairment losses to be covered under loss sharing agreements		29,426		13,422
Decrease due to reciprocal accounting on the discount accretion on unfunded commitments		(248)		(248)
Payments received from FDIC under loss sharing agreements		(241,911)		(20,896)
Other adjustments attributable to FDIC loss sharing agreements		1,383		2,326
Balance at end of period		$1,631,594		$1,880,357

Activity in the remaining FDIC loss share asset amortization:

		Quarter ended		Quarter ended
(In thousands)		June 30, 2012		March 31, 2012
Balance at beginning of period		$106,781		$117,916
Amortization		(37,413)		(29,375)
Impact of lower projected losses		51,940		18,240
Balance at end of period		$121,308		$106,781

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera, 787-754-1685
Chief Financial Officer, Senior Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596/mobile
Senior Vice President, Corporate Communications